Exhibit 99.1

D-Wave Expands Executive Leadership Bench with New Chief Human Resources Officer
Seasoned HR executive Sophie Ames brings 25+ years of human resources experience to the company’s executive team

PALO ALTO, Calif. – September 23, 2024 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced it is expanding its executive team with the appointment of Sophie Ames as chief human resources officer.

At D-Wave, Ames will lead the global human capital innovation strategy essential to the Company’s next phase of growth and will focus on building strong connections between the Company’s performance, people and processes across the entire employee lifecycle engagement.
“With D-Wave’s growing momentum in the new era of commercial quantum computing, we’re excited to welcome Sophie and leverage her broad expertise to further scale our teams and capabilities worldwide,” said Dr. Alan Baratz, CEO of D-Wave. “Sophie’s proven track record and experience will add strategic value to the human resources function as we continue to build and differentiate D-Wave’s employee value proposition in a distinctive labor marketplace.”
“I couldn’t be more excited to join D-Wave and be part of a company leading the next technology innovation revolution. It is an incredible opportunity to help shape the future of an industry and to bring the human capital function to the forefront of growth,” said Ames.

Ames brings broad international HR experience to D-Wave, having held leadership roles with leading public and private international technology and services companies including Mitel, ServiceMax, Veritas Technologies LLC, Avaya, Amdocs, and Thomson Legal & Regulatory.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modelling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contact:
Alex Daigle
media@dwavesys.com